Third Note Modification

Term Note

This Third Note Modification dated January 2, 2012, by and between Iowa Renewable Energy, LLC ("Debtor") and MLIC Asset Holdings LLC, successor-in-interest to Outsource Services Management, LLC, successor-in-interest to the Federal Deposit Insurance Corporation as Receiver of BankFirst ("Lender"), modifying a promissory note dated October 26, 2006, in the original principal amount of $34,715,000.00 ("Note").
The principal balance outstanding as of the date of this Note Modification is $27,142,668.20.

1. The parties hereby agree to modify the Note as follows:

A.
Payments: Debtor shall pay all accrued interest on the Note owing on January 2, 2012. Thereafter, Debtor shall make fixed monthly payments of combined principal and interest in the amount of $350,000 each on the fifth day of each month commencing on February 5, 2012 to the Maturity Date. All remaining sums owing under the Note shall be due and payable on the Maturity Date.

B.
Interest: From and after January 2, 2012, interest shall accrue on the unpaid principal balance of the Note at the sum of the Index and the LIBOR Applicable Margin in the absence of an Event of Default. Interest shall be calculated on the actual number of days the loan is outstanding on the basis of a year consisting of 365 days. On January 2, 2012 the Index was .27% per annum, resulting in an initial rate of 6.27% per annum.

The LIBOR Applicable Margin shall be fixed at six hundred basis points (6.00%) to the Maturity Date. The LIBOR Applicable Margin shall not be determined with reference to the Borrower's Leverage Ratio. The Index used to calculate the interest rate applicable to the Note shall be determined by Lender based on the Index published on the final business day of each month prior to the Maturity Date (each, a “Determination Date”). Lender will provide the Debtor with the Index on the applicable Determination Date upon the request of Debtor.

C.	Maturity Date: The remaining unpaid principal balance of the Note, together with all accrued but unpaid interest hereon, shall be due and payable in full on January 5, 2013.

2.    Except as stated above, all other terms of the Note and all related documents including, but not limited to, contracts, security agreements, or mortgages shall remain unchanged and in full force and effect.

IMPORTANT: READ BEFORE SIGNING THE AGREEMENT(S) ACCOMPANYING THIS NOTICE. THE TERMS OF THE AGREEMENT(S) SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THE WRITTEN CONTRACT(S) MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THE AGREEMENT(S) ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

DEBTOR ACKNOWLEDGES RECEIPT OF A COPY OF THIS MODIFICATION AGREEMENT.

BORROWER:	LENDER:

Iowa Renewable Energy, LLC	MLIC Asset Holdings LLC, a Delaware limited liability company

By: /s/ Larry Rippey	By: Transmountain Land & Livestock Company, a Montana corporation, its Manager
Name: Larry Rippey
Its: Chairman & CEO	By: /s/ Michael Wilson
Name: Michael Wilson
By: /s/ Mark A. Cobb	Title: Vice President
Name: Mark A. Cobb
Its: Vice-Chair